Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2009 Second Quarter Results

Cost reductions led to profitability despite sluggish economic conditions;
Company generated $31.4 million in cash from operations and substantially reduced debt;
Full year per share guidance raised

MINNEAPOLIS, July 30, 2009—Tennant Company (NYSE: TNC) today reported net earnings of $3.0 million, or $0.16 per diluted share, on second quarter net sales of $148.6 million for the period ended June 30, 2009. Tennant reported net earnings in the comparable 2008 quarter of $8.3 million, or $0.44 per diluted share, on net sales of $193.6 million.
“Although the global economic climate remained difficult in the second quarter, affecting sales across all of our geographies, we are pleased with the sequential quarter increases the company posted in revenues and also in operating profit margin, driven by our successful efforts to lower our cost structure,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “We continue to anticipate delivering profitable results from operations in the second half of 2009.”
During the 2009 second quarter, Tennant generated $31.4 million in cash from operations versus $1.2 million in the 2008 second quarter, primarily due to reductions in working capital and a $9.0 million income tax refund. At the end of the 2009 second quarter, the company’s total cash was $16.1 million compared to $18.5 million a year ago, and total debt was $56.3 million, down significantly from $100.8 million at the end of the prior year quarter. Tennant was in compliance with its debt covenants at June 30, 2009. The company believes that its current cash and available debt capacity are more than adequate to cover normal operating cash needs and fund capital spending, while remaining in compliance with its debt covenants, for the next 12 months.
Consistent with the company’s overall long-term capital structure strategy, Tennant has taken two steps to provide additional financial flexibility: put a shelf loan agreement in place to potentially obtain fixed rate, long-term debt; and filed a shelf registration statement with the U.S. Securities and Exchange Commission (SEC) to facilitate any future issuances of debt securities, preferred stock, depository shares and/or common stock. Additional details about these actions are available in the Form 8-K and Form S-3 filed today with the SEC. No securities may be offered under the shelf registration statement until it is declared effective by the SEC. The company has no current plans to draw on the loan facility or issue securities, but has taken these steps for greater long-term flexibility to access capital as opportunities arise.

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Page 2 - Tennant Company Reports 2009 Second Quarter Results

First Half Results
For the six months ended June 30, 2009, Tennant reported a net loss of $38.7 million, or a loss of $2.10 per diluted share, on net sales of $277.2 million. Impacting the 2009 first half results were two unusual items in the 2009 first quarter: a non-cash pretax goodwill impairment charge of $43.4 million, or a $2.32 loss per diluted share, and a $1.3 million pretax benefit, or a gain of $0.07 per diluted share, from a revision to the reserve for workforce reduction severance and related costs associated with the restructuring program announced in the 2008 fourth quarter. The company still expects to achieve savings of at least $15 million in 2009 and $20 million in 2010 from the restructuring.
Excluding the goodwill impairment charge and the benefit from the restructuring charge reserve revision, the company’s 2009 first half net earnings would have been $2.4 million, or $0.15 per diluted share. In the comparable 2008 first half, Tennant reported net earnings of $13.5 million, or $0.72 per diluted share, on net sales of $362.2 million, including unusual items in the second quarter that reduced earnings by $0.10 per share as well as $0.06 per share of dilution from the acquisitions of Applied Sweepers and Alfa.

Operating Review
Tennant's consolidated net sales for the 2009 second quarter declined 23.2 percent, primarily due to the ongoing global recession that resulted in lower net sales across all geographies. Unfavorable foreign currency exchange effects reduced consolidated net sales by approximately 6 percent for the 2009 second quarter. The 2009 second quarter consolidated net sales of $148.6 million were sequentially higher than the 2009 first quarter consolidated net sales of $128.6 million. For the year to date, consolidated net sales were 23.5 percent lower than in the prior year first half, due chiefly to the global economic downturn, with unfavorable foreign currency exchange effects reducing consolidated net sales by approximately 6 percent and acquisitions favorably impacting consolidated net sales by approximately 1 percent.
Despite a significant decline in sales volume, Tennant's gross profit margin was 40.4 percent for the 2009 second quarter compared to 42.5 percent in the prior year quarter. The company’s gross profit margin benefited from lower commodity prices, flexible production management and workforce reductions. These gains were offset by the impacts of lower sales volume and an increased sales mix of lower margin, smaller commercial equipment. Year to date, the gross profit margin was 40.7 percent versus 41.9 percent in the first six months of 2008.
“We still anticipate being able to achieve gross margins around 41 percent for the 2009 full year, based on our improved cost structure and anticipated lower commodity prices,” said Killingstad.
For the 2009 second quarter, selling and administrative expenses (S&A) totaled $49.0 million, down $11.7 million, or 19.3 percent, from $60.7 million in the prior year quarter. The company achieved lower S&A expense through the workforce reduction and strong cost controls. Year to date, S&A expense declined 18.5 percent to $94.4 million from $115.8 million in the comparable period last year.

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Page 3 - Tennant Company Reports 2009 Second Quarter Results

Tennant's 2009 second quarter operating profit was $5.4 million, up sequentially from $0.3 million in the 2009 first quarter, excluding the $43.4 million goodwill impairment charge and the favorable $1.3 million revision to the restructuring charge reserve. The company reported an operating profit of $16.0 million in the 2008 second quarter.

Product Innovation
Tennant continued to focus on leveraging awareness and sales of its breakthrough ec-H2O™ chemical-free cleaning technology in the 2009 second quarter. Tennant’s ec-H2O technology converts plain tap water into a powerful cleaning agent without any added chemicals.
“Sales of our proprietary ec-H2O technology are growing and exceeding our expectations, despite the weak economy, as customers are looking for environmental solutions that also make good business sense,” said Killingstad. “We are pleased that ec-H2O is opening doors to entirely new accounts for Tennant. Its advantage is that it is so differentiated from the competition and offers such significant benefits and cost savings, such as greater productivity and worker safety, and reductions in water, energy and hazardous chemical use.”
In the 2009 second quarter, Tennant announced the availability of its ec-H2O technology in a hand-held spray device. This new application of Tennant’s electrically converted water technology is made possible by the company’s exclusive licensing agreement with Activeion Cleaning Solutions, LLC. Activeion’s first product under the license is the Activeion Pro, a portable, easy-to-use sprayer that effectively cleans a range of surfaces from glass and stainless, to wood and carpet. The partnership between Tennant and Activeion will expand ec-H2O beyond floor-cleaning applications in the education, retail, hospitality and health care industries.
Added Killingstad: “Our agreement with Activeion will further broaden the market availability of our ec-H2O technology, adding complementary products to our growing suite of ec-H2O products. This is another example of our strategy to develop eco-friendly products and technologies that deliver powerful cleaning results. We will continue to pursue growth through appropriate partnership opportunities, like Activeion, that fall outside of our traditional market segments.”
Tennant’s 2009 new product launches are focused on continuing the successful roll-out of ec-H2O. The company plans to introduce this technology on a total of five rider-scrubbers this year. Three launches occurred in the first six months of 2009, and Tennant plans to introduce two more in the second half of this year.
Sales of new products introduced in the past three years generated approximately 47 percent of equipment sales during the 2009 second quarter and 46 percent in the 2009 first half. The company expects to maintain its spending on research and development at its current targeted level of 3 percent to 4 percent of net sales annually.

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Page 4 - Tennant Company Reports 2009 Second Quarter Results

Business Outlook
The company’s financial outlook includes the following assumptions for 2009: continuation of the weak global economic environment and lack of visibility into the months ahead; unfavorable foreign currency impact on sales in the range of 4 percent to 6 percent; an operating profit margin, excluding the 2009 first quarter unusual items, in the low single digits; and capital expenditures of $15 million or less.
Including the 2009 first quarter non-cash goodwill impairment charge of a $2.32 loss per diluted share and the benefit from the revision to the restructuring charge reserve of $0.07 per diluted share, Tennant now estimates a full year net loss in the range of a $2.05 to $1.75 loss per diluted share. Excluding the goodwill impairment charge and the benefit from the restructuring charge reserve revision, the company now expects net earnings for 2009 in the range of $0.20 to $0.50 per diluted share, up from its previously issued full year guidance of $0.05 to $0.45 per diluted share. Tennant continues to anticipate 2009 full year net sales in the range of $560 million to $600 million.
Tennant’s guiding principles are to: adjust to 2009’s low growth economy, without sacrificing the company’s long-term potential; prudently allocate scarce resources to initiatives that position us to deliver against our controllable objectives, such as savings from global low-cost sourcing and lean manufacturing initiatives and investments in research and development projects; and optimize cash through conservative planning, discipline in capital expenditures and focus on working capital management.
“We made further progress on our goal to achieve a sustainable, reduced cost structure in the second quarter,” Killingstad said. “In addition, through continued strong cost controls, we expect Tennant to remain profitable from operations for the remainder of 2009. We believe our growth and operational excellence initiatives should position the company to stay competitive and enhance the long-term value creation of our business.”

Conference Call
Tennant will host a conference call to discuss its second quarter results today, July 30, 2009, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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Page 5 - Tennant Company Reports 2009 Second Quarter Results

Forward-Looking Statements
Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical, economic and credit market uncertainty throughout the world; cost and availability of financing for ourselves and our suppliers; our customers' ability to obtain credit to fund equipment purchases; successful integration of acquisitions, including the ability to carry remaining goodwill at current values; our ability to accurately project future financial and operating results and to achieve such projections; our ability to achieve operational efficiencies while reducing expenses and headcount; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; the success and timing of new technologies and products; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; our ability to effectively manage organizational changes, including workforce reductions; our ability to achieve the anticipated savings from our workforce reductions; our ability to attract and retain key personnel; the effects of potential further impairment write-down of our intangible asset values; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; and changes in laws, including changes in accounting standards and taxation changes.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table on page 9.

FINANCIAL TABLES FOLLOW

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Page 6 - Tennant Company Reports 2009 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Net Sales	$148.6	$193.6	$277.2	$362.2
Cost of Sales	88.5	111.4	164.4	210.4
Gross Profit	60.1	82.2	112.8	151.8
Gross Margin	40.4%	42.5%	40.7%	41.9%

Operating Expense:
Research and Development Expense	5.7	5.7	11.4	11.7
Selling and Administrative Expense	49.0	60.7	94.4	115.8
Goodwill Impairment Charge	-	-	43.4	-
Gain on Divestiture of Assets	-	(0.2)	-	(0.2)
Total Operating Expense	54.7	66.2	149.2	127.3

Profit (Loss) from Operations	5.4	16.0	(36.4)	24.5
Operating Margin	3.6%	8.3%	(13.1%)	6.8%

Other Income (Expense):
Interest Income	0.1	0.2	0.2	0.5
Interest Expense	(0.9)	(1.2)	(1.6)	(1.7)
Net Foreign Currency Transaction Gains (Losses)	0.2	0.1	(0.2)	(0.6)
ESOP Income	0.2	0.3	0.5	1.0
Other Income (Expense), Net	(0.1)	(0.7)	-	(0.7)
Total Other Income (Expense), Net	(0.5)	(1.3)	(1.1)	(1.5)

Profit (Loss) Before Income Taxes	4.9	14.7	(37.5)	23.0
Income Tax Expense (Benefit)	1.9	6.4	1.2	9.5

Net Earnings (Loss)	$3.0	$8.3	$(38.7)	$13.5

Earnings (Loss) per Share:
Basic	$0.16	$0.45	$(2.10)	$0.73
Diluted	$0.16	$0.44	$(2.10)	$0.72

Weighted Average Common Shares Outstanding:
Basic	18.5	18.4	18.4	18.4
Diluted	18.7	18.8	18.4	18.8

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended			Six Months Ended
(In millions)	June 30			June 30
			% of			% of
	2009	2008	Change	2009	2008	Change
North America	$87.7	$108.6	(19.2%)	$161.1	$206.8	(22.1%)
Europe, Middle East, Africa	45.6	63.7	(28.4%)	86.6	116.4	(25.6%)
Other International	15.3	21.3	(28.2%)	29.5	39.0	(24.4%)

Total	$148.6	$193.6	(23.2%)	$277.2	$362.2	(23.5%)

(1)	Net of intercompany sales.

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Page 7 - Tennant Company Reports 2009 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2009	2008
	June 30	December 31	June 30
ASSETS
Current Assets
Cash and Cash Equivalents	$16.1	$29.3	$18.5
Receivables, Net	108.9	123.8	149.9
Inventories	59.2	66.8	78.1
Prepaid Expenses	11.1	18.1	8.6
Deferred Income Taxes, Current Portion	9.6	12.1	8.6
Other Current Assets	0.4	0.3	0.4

Total Current Assets	205.3	250.4	264.1

Property, Plant and Equipment	284.7	278.8	282.3
Accumulated Depreciation	(183.4)	(175.1)	(175.5)
Property, Plant and Equipment, Net	101.3	103.7	106.8

Deferred Income Taxes, Long-Term Portion	7.1	6.5	4.2
Goodwill	19.4	62.1	79.5
Intangible Assets, Net	31.0	28.7	28.4
Other Assets	6.5	5.2	8.3

Total Assets	$370.6	$456.6	$491.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current Debt	$4.8	$4.0	$11.0
Accounts Payable	33.7	26.5	38.1
Employee Compensation and Benefits	21.8	23.3	21.3
Income Taxes Payable	3.0	3.2	2.3
Other Current Liabilities	35.6	50.2	34.3

Total Current Liabilities	98.9	107.2	107.0

Long-Term Liabilities
Long-Term Debt	51.5	91.4	89.8
Employee-Related Benefits	28.6	29.0	24.0
Deferred Income Taxes, Long-Term Portion	10.7	11.7	4.0
Other Liabilities	7.9	7.4	7.4

Total Long-Term Liabilities	98.7	139.5	125.2

Total Liabilities	197.6	246.7	232.2

SHAREHOLDERS' EQUITY
Preferred Stock	-	-	-
Common Stock	7.0	6.9	6.9
Additional Paid-In Capital	6.5	6.6	5.8
Retained Earnings	183.5	223.7	238.4
Accumulated Other Comprehensive Income (Loss)	(22.6)	(26.4)	10.2
Receivable from ESOP	(1.4)	(0.9)	(2.2)

Total Shareholders’ Equity	173.0	209.9	259.1

Total Liabilities and Shareholders’ Equity	$370.6	$456.6	$491.3

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Page 8 - Tennant Company Reports 2009 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended
	June 30
	2009	2008
OPERATING ACTIVITIES
Net Earnings (Loss)	$(38.7)	$13.5

Adjustments to Net Earnings to arrive at Operating Cash Flow:
Depreciation	9.9	9.1
Amortization	1.5	0.8
Deferred Tax Expense (Benefit)	0.4	1.3
Goodwill Impairment Charge	43.4	-
Stock-Based Compensation Expense	0.8	0.9
ESOP Expense	0.2	(0.4)
Allowance for Doubtful Accounts and Returns	0.5	0.5
Other, Net	2.5	1.1
Changes in Operating Assets and Liabilities Excluding the Impact of Acquisitions:
Accounts Receivable	14.5	(15.0)
Inventories	7.0	(5.0)
Accounts Payable	9.0	(5.2)
Employee Compensation and Benefits and Other Accrued Expenses	(13.6)	(6.8)
Income Taxes Payable/Prepaid	7.0	(0.6)
Other Assets and Liabilities	(1.8)	1.1
Net Cash Provided by (Used for) Operating Activities	42.6	(4.7)

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(6.7)	(10.9)
Proceeds from Disposals of Property, Plant and Equipment	0.3	0.5
Acquisition of Businesses, Net of Cash Acquired	(2.1)	(81.6)
Net Cash Provided by (Used for) Investing Activities	(8.5)	(92.0)

FINANCING ACTIVITIES
Payments on Capital Leases	(2.4)	(1.5)
Change in Short-Term Debt, Net	-	7.4
Payment of Long-Term Debt	(46.0)	(0.5)
Issuance of Long-Term Debt	6.0	87.5
Purchases of Common Stock	-	(8.3)
Proceeds from Issuances of Common Stock	-	1.2
Tax Benefit on Stock Plans	(0.4)	0.6
Dividends Paid	(4.8)	(4.8)
Net Cash Provided by (Used for) Financing Activities	(47.6)	81.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.3	0.5

Net Increase (Decrease) in Cash and Cash Equivalents	(13.2)	(14.6)

Cash and Cash Equivalents at Beginning of Period	29.3	33.1

Cash and Cash Equivalents at End of Period	$16.1	$18.5

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Page 9 - Tennant Company Reports 2009 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Net Sales	$148.6	$193.6	$277.2	$362.2

Cost of Sales	88.5	111.4	164.4	210.4
Gross Profit	60.1	82.2	112.8	151.8
Gross Margin	40.4%	42.5%	40.7%	41.9%

Operating Expense:
Research and Development Expense	5.7	5.7	11.4	11.7
Selling and Administrative Expense	49.0	60.7	94.4	115.8
Goodwill Impairment Charge	-	-	43.4	-
Gain on Divestiture of Assets	-	(0.2)	-	(0.2)
Total Operating Expense	54.7	66.2	149.2	127.3

Profit (Loss) from Operations - as reported	$5.4	$16.0	$(36.4)	$24.5
Operating Margin	3.6%	8.3%	(13.1%)	6.8%
Adjustments:
Goodwill Impairment Charge	-	-	43.4	-
Workforce Reduction Reserve Revision	-	-	(1.3)	-
Gain on Divestiture of Assets	-	(0.2)	-	(0.2)
Legal Settlement Expenses	-	1.7	-	1.7
Profit (Loss) from Operations - as adjusted	$5.4	$17.5	$5.7	$26.0
Operating Margin	3.6%	9.0%	2.1%	7.2%

Other Income (Expense):
Interest Income	0.1	0.2	0.2	0.5
Interest Expense	(0.9)	(1.2)	(1.5)	(1.7)
Net Foreign Currency Transaction Gains (Loss)	0.2	0.1	(0.1)	(0.6)
ESOP Income	0.2	0.3	0.4	1.0
Other Income (Expense), Net	(0.1)	(0.7)	(0.1)	(0.7)
Total Other Income (Expense), Net	(0.5)	(1.3)	(1.1)	(1.5)

Profit (Loss) Before Income Taxes - as reported	$4.9	$14.7	$(37.5)	$23.0
Adjustments:
Goodwill Impairment Charge	-	-	43.4	-
Workforce Reduction Reserve Revision	-	-	(1.3)	-
Gain on Divestiture of Assets	-	(0.2)	-	(0.2)
Legal Settlement Expenses	-	1.7	-	1.7
Curtailed Acquisitions Expenses	-	0.7	-	0.7
Profit (Loss) Before Income Taxes - as adjusted	$4.9	$16.9	$4.6	$25.2

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Page 10 - Tennant Company Reports 2009 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE (cont.)
(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Income Tax Expense (Benefit) - as reported	$1.9	$6.4	$1.2	$9.5
Adjustments:
Goodwill Impairment Charge	-	-	1.1	-
Workforce Reduction Reserve Revision	-	-	(0.1)	-
Gain on Divestiture of Assets	-	(0.1)	-	(0.1)
Legal Settlement Expenses	-	0.6	-	0.6
Curtailed Acquisitions Expenses	-	0.3	-	0.3
Discrete Tax Items	-	(0.5)	-	(0.5)
Income Tax Expense (Benefit) - as adjusted	$1.9	$6.7	$2.2	$9.8

Net Earnings (Loss) - as reported	$3.0	$8.3	$(38.7)	$13.5
Adjustments:
Goodwill Impairment Charge	-	-	42.3	-
Workforce Reduction Reserve Revision	-	-	(1.2)	-
Gain on Divestiture of Assets	-	(0.1)	-	(0.1)
Legal Settlement Expenses	-	1.1	-	1.1
Curtailed Acquisitions Expenses	-	0.4	-	0.4
Discrete Tax Items	-	0.5	-	0.5
Net Earnings (Loss) - as adjusted	$3.0	$10.2	$2.4	$15.4

Earnings (Loss) per Share:
Basic	$0.16	$0.45	$(2.10)	$0.73
Diluted Earnings (Loss) per Share - as reported	$0.16	$0.44	$(2.10)	$0.72
Adjustments:
Goodwill Impairment Charge	-	-	2.32	-
Workforce Reduction Reserve Revision	-	-	(0.07)	-
Gain on Divestiture of Assets	-	(0.01)	-	(0.01)
Legal Settlement Expenses	-	0.06	-	0.06
Curtailed Acquisitions Expenses	-	0.02	-	0.02
Discrete Tax Items	-	0.03	-	0.03

Diluted Earnings (Loss) per Share - as adjusted	$0.16	$0.54	$0.15	$0.82